Exhibit 10.1

June 4, 2014

To:

Daniel G. Teper

Dear Daniel,

The purpose of this letter is to provide you with an employment offer specifying the terms and conditions of your employment with Immune Pharmaceuticals Inc. as follows:

1.     Position and Duties:

You will function as the Chief Executive Officer of Immune Pharmaceuticals Inc., and will perform all duties as determined necessary by Company’s Board of Directors (the "Board"). This is a full-time position for which you agree to devote 100% of your working hours. You may be required to travel in accordance with Company’s business needs, in accordance with Company's travel policy, as may be amended from time to time. It is understood that you may serve on the board of business entities, trade associations and charitable organizations, and engage in charitable activities and community affairs, provided that these activities do not materially interfere with the proper performance of your duties and responsibilities to Company, or create a conflict of interest.

2.     Term:

The term of your employment shall be effective as of June 1, 2014 and shall continue, unless terminated by either you or Company as set forth in Section 7 below (all periods of your employment with Company under this letter agreement, the "Term"). Please note that neither this letter agreement nor any other oral or written representations constitute a contract of employment with Company for any guaranteed specific period of time, and that Company shall have the discretion to determine whether or not you will be required to continue to perform your regular duties and/or report to work during any relevant notice period.

3.      Compensation:

Your annual base salary shall be $260,000, less required and authorized deductions (the "Base Salary"), with such Base Salary paid to you on a monthly basis in accordance with Company’s regular payroll practices. It is agreed that during the Term your Base Salary shall not be decreased at any time without your prior written consent. As you know, your position is classified as exempt for purposes of federal wage-hour law and therefore you are not entitled to overtime pay. Your first Base Salary payment shall include a sign-off bonus for services provided to the Company prior to June 1, 2014.

In addition to the Base Salary, you will have the opportunity to earn additional compensation via an Incentive Plan, attached to this letter agreement as Schedule A, as may be amended from time to time.

4.     Paid Time Off and Benefits:

You will be eligible to participate in all employee benefit plans, programs and arrangements, and all fringe benefits and perquisites that are made available to senior executives of Immune Pharmaceuticals Inc., including but not limited to health insurance coverage in accordance with the terms of the Immune Pharmaceuticals health insurance plan.

You are entitled to take 20 days of paid time off per calendar year (prorated, for partial years of employment), in addition to Company-designated holidays, in each case, in accordance with Company policy and in coordination with the Board. Please note that you shall be permitted to carryover up to 10 days from one calendar year to the next, and shall forfeit any accrued but unused vacation days above such amount. Upon your termination of employment for any reason you shall be entitled to payment for a maximum of 20 accrued but unused days.

In accordance with Company policy, you are entitled to reimbursement for those expenses reasonably incurred by you in connection with your employment duties, upon your submission of an expense report together with invoices to the financial department of Company, provided that such invoices are in form and in substance satisfactory to Company, and are submitted within thirty days of your incurring such expenses and provided further that such expenses are in line with Company's expense policy, as may be amended from time to time.

5.     Company Property:

During the Term, Immune Pharmaceuticals may provide you with the benefit of using Company property, such as a laptop and/or cell phone. Your use of such Company property must be in accordance with Company guidelines, and you are obligated to return any such property to Company upon its request, and in any case upon the termination of your employment for any reason.

6.     Confidentiality:

Your continued employment is dependent upon your signing and complying with the terms of the Non-Disclosure and Non-Competition Agreement ("NDNC") attached to this letter agreement as Schedule B.

7.     Termination:

You employment may be terminated at any time as follows:

(a)

Termination upon Death or Disability. The Term shall automatically end upon your death or Disability. For purposes of this letter agreement, "Disability" shall be defined as your failure to perform your regular duties on account of a physical or mental illness for a period of thirty consecutive work days, or forty-five days in any six-month period.

(b)

Termination for Cause. At any time, Company has the right to immediately terminate your employment for Cause. For purposes of this letter agreement, "Cause" shall be defined as your (i) failure to substantially perform the duties of your position for a period of at least fifteen calendar days following Company’s written notice of such failure; (ii) engaging in conduct, which in Company’s sole discretion, is demonstrably and materially injurious to Company, and which does not cease immediately following your receipt of written notice from Company specifying the nature of such conduct; (iii) acting in a manner which constitutes gross negligence or willful misconduct with respect to your duties to Company; (iv) misappropriating corporate assets or corporate opportunities, or any other acts of dishonesty or breach of fiduciary obligations to Immune Pharmaceuticals or its affiliated corporate entities; (v) committing a felony, or a misdemeanor involving moral turpitude (including the entry of a plea of nolo contendre); (vi) engaging in theft, embezzlement, self-dealing, or an act which causes material damage to Company and/or any of its related corporate entities, officers or directors, or (vii) materially violating this Agreement or your signed Non-Disclosure Non-Competition Agreement ("NDNC").

(c)

Termination for Good Reason. You shall be entitled to terminate your employment with Company for "Good Reason," which shall be defined as a: (i) material change to your role at Company which was not agreed upon with you; (ii) material breach by Company or any of its affiliated corporate entities of their material obligations to you; or (iii) failure of Company to obtain the assumption in writing of its obligations under this letter agreement by any successor to all or substantially all of its business or assets within fifteen days after any merger, sale, liquidation or dissolution of Company, in each case absent your consent. In order to qualify as a termination for Good Reason, you must give written notice to the Board of Company within fourteen calendar days of the occurrence of one of the above events, and Company must fail to cure within thirty calendar days of receiving such notice from you. Upon your termination for Good Reason, you shall be entitled to your Base Salary for a period of three months, provided that you sign a release in form and in substance satisfactory to Company.

(d)

Termination without Cause. Your employment may be terminated by Company without Cause upon written notice from Company to you. Upon such termination, you shall be entitled to six months Base Salary, upon your signing of a release in form and in substance satisfactory to Company. In the event of a termination without Cause, Company shall in its discretion determine based on its business needs, the appropriate notice period and whether or not you will be obligated to report to work during such notice period.

(e)

Termination without Good Reason. Your employment may be terminated by you for any reason at any time upon three months’ written notice from you to Company. In the event of such termination, Company shall have the right to determine whether or not you will be obligated to report to work during such notice period.

(f)

Notice of Termination. In the event of a termination of your employment for any reason, written notice of such termination must be given by one party to the other via certified or registered mail, email, fax, or by hand, and such notice shall be deemed to have been received three days after mailing, twenty-four hours after sending an email or fax, or immediately upon confirmation of receipt.

(g)

Transition. Regardless of the circumstances surrounding your termination of employment, it is agreed that upon such termination, you will return to Company all Company property and will make every effort to facilitate the orderly transition of your duties and responsibilities.

8.     Dispute Resolution:

In the event of a dispute between you and Company arising out of or related to your employment with Immune Pharmaceuticals (with the exception of disputes arising under the NDNC), it is agreed that any such dispute shall be settled by means of arbitration administered under New York law by the American Arbitration Association ("AAA") located in the State of New York and conducted in accordance with the AAA’s Employment Rules. In such arbitration, the arbitrator (i) shall not amend or modify the terms of this letter agreement or of any Company policy, and (ii) shall render a decision within ten business days from the closing statements or submission of post-hearing briefs by the parties. The arbitration award shall be final and binding, and any state or federal court shall have jurisdiction to enter a judgment on such award. This requirement to arbitrate disputes shall apply to all claims and demands, including, without limitation, any rights you may assert under any federal, state, or local laws or regulations applicable to your employment with Company.

9.     Section 409A of the Internal Revenue Code of 1986, as amended:

The intent with respect to any and all payments and benefits under this letter agreement (including Schedule A), is that such payments and benefits either: (i) do not constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code ("Section 409A"), and therefore are exempt from Section 409A, or (ii) are subject to a "substantial risk of forfeiture" and are exempt from Section 409A under the "short−term deferral rule" set forth in Treasury Regulation §1.409A−1(b)(4). In any event, it is confirmed that the intent is to have all provisions of this letter agreement (including Schedule A) construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

During your employment with Company, you will be expected to abide by all Company policies, as established from time to time. Please note that the terms of your employment, as well as your post-employment obligations, will be governed by such Company policies, the NDNC, and the terms of this letter agreement, which supersedes any prior agreements, whether oral or written, between you and Company. In addition, all matters related to your relationship with Company shall be governed by New York law.

To signify your agreement with the terms of employment as set forth in this letter agreement, please sign below where indicated, and send a copy of the signed letter agreement (including signed Schedule B) to Sarit Steinberg, General Counsel (______). Please note that the terms of this letter agreement may be amended only via a writing signed by both you and an officer of Company.

We are confident in your ability to continue to contribute to Company's growth and success, and are happy to continue to have you as a valuable member of the Immune Pharmaceuticals team.

Sincerely, IMMUNE PHARMACEUTICALS INC. By: /s/ Daniel Sidransky Name: David Sidransky Title: Director

Acknowledged and Accepted by:      /s/ Daniel G. Teper

       Daniel G. Teper

Date: June 4, 2014

Schedule A

Incentive Plan:

1.	Equity:

Effective February 2, 2014, you have been granted an option to purchase 750,000 shares of Company’s common stock, at a price per share equal to the market share price on the date of grant by the Board, USD 2.38, which shall vest quarterly over a three years period, subject to acceleration in the event of (i) Change of Control; or (ii) termination by the Company without Cause, pursuant to the terms and subject to the conditions of Company's stock option plan (the "Plan").

2.	Incentive Award:

You will be eligible for an annual incentive award for each calendar year of the Term, upon your achievement of mutually agreed upon goals, of up to $360,000, which may be granted in cash or in equity equivalent (with such equivalent value to be determined as of the date of the equity grant). The Board or any designated compensation committee shall have the sole discretion to determine whether you have met the mutually agreed upon set of goals, and the amount of such incentive award to be granted to you. The incentive award shall be paid to you in accordance with Company's annual incentive award payment practices and schedule for senior executives of Company. Please note that in order to receive such incentive award, you must be employed by Company, without notice of any termination having been given, on the date that such incentive award is scheduled to be paid to you.